As filed with the Securities and Exchange Commission on June 25, 2014

Registration No. 333-196539

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PFENEX INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	27-1356759
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10790 Roselle Street

San Diego, CA 92121

(858) 352-4400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bertrand C. Liang

Chief Executive Officer

Pfenex Inc.

10790 Roselle Street

San Diego, CA 92121

(858) 352-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper Daniel R. Koeppen Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real, Suite 200 San Diego, CA 92130 (858) 350-2300	Paul A. Wagner Chief Financial Officer Pfenex Inc. 10790 Roselle Street San Diego, CA 92121 (858) 352-4400	Christopher Lueking Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, IL 60611 (312) 876-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-196539) of Pfenex Inc. is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify the prospectus that forms a part of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the FINRA filing fee.

Amount To Be Paid
SEC registration fee	$	*
FINRA filing fee		*
NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*

Total	$

*	To be completed by amendment

Item 14. Indemnification of Directors and Officers.

Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)        to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)        the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)        the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 14, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act. Registrant’s Amended and Restated Certificate of Incorporation provides, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, registrant will indemnify any and all of its executive officers and directors. Before the completion of this offering, registrant intends to enter into indemnification agreements with its directors, executive officers and certain other officers. Registrant may, in its discretion, similarly indemnify its employees and agents. Registrant’s Amended and Restated Certificate also relieves its directors from monetary damages to Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

We intend to enter into indemnification agreements with each of our directors, executive officers and certain other officers that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Registrant has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of registrant.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2011, we have made the following sales of unregistered securities:

1.	Since January 1, 2011, the registrant has granted to its directors, officers, employees and consultants options to purchase 1,317,956 shares of common stock under its 2009 Equity Incentive Plan with per share exercise prices ranging from $0.23 to $4.12.
2.	Since January 1, 2011, the registrant issued and sold an aggregate of 306,000 shares of its common stock upon the exercise of options issued to certain employees, directors and consultants under the registrant’s 2009 Stock Incentive Plan at exercise prices ranging from $0.11 to $ 0.529, for aggregate consideration of $38,688.00.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D or Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See Exhibit Index immediately following the Signature Pages.

(b)          No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

(a)          The undersigned registrant hereby undertakes to provide to the underwriters at the closing date specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)           The undersigned Registrant hereby undertakes that:

(1)          For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)          For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 25, 2014.

PFENEX INC.

By:	/s/ Bertrand C. Liang
Bertrand C. Liang President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bertrand C. Liang Bertrand C. Liang	Chief Executive Officer and Director (principal executive officer)	June 25, 2014

/s/ Paul A. Wagner Paul A. Wagner	Chief Financial Officer (principal financial officer)	June 25, 2014

* Patricia Lady	Chief Accounting Officer (principal accounting officer)	June 25, 2014

* James C. Gale	Chairman of the Board	June 25, 2014

* Kenneth Van Heel	Director	June 25, 2014

*By:	/s/ Bertrand C. Liang
Bertrand C. Liang Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement, including form of lock-up agreement.
3.1^	Amended and Restated Certificate of Incorporation, as amended, as in effect prior to the completion of the offering.
3.2^	Form of Amended and Restated Certificate of Incorporation, to be effective upon completion of the offering.
3.3^	Form of Amended and Restated Bylaws, to be effective upon completion of the offering.
4.1^	Specimen Stock Certificate.
4.2^	Investors’ Rights Agreement, dated December 1, 2009, by and among the Registrant and the investors named therein.
4.3^	Amended and Restated Subscription Agreement, dated May 2, 2014.
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1+^	2009 Equity Incentive Plan and form of award thereunder.
10.2*+	2014 Equity Incentive Plan, to be in effect upon completion of this offering and form of award thereunder.
10.3+^	2014 Employee Stock Purchase Plan, to be in effect upon completion of this offering.
10.4^	Form of Indemnification Agreement.
10.5^	Lease Agreement, dated June 22, 2010, between the Registrant and BRS-TUS7TN SAFEGUARD ASSOCIATES II, LLC.
10.6†	Joint Development & License Agreement, dated December 31, 2012, between the Registrant and Agila Biotech Private Limited.
10.7†	Joint Venture Agreement, dated March 7, 2013, between the Registrant and Agila Biotech Private Limited.
10.8†	Technology License Agreement, dated November 30, 2009, between the Registrant and The Dow Chemical Company.
10.9^	Grant Back License Agreement, dated November 30, 2009, between the Registrant and The Dow Chemical Company.
10.10^	Technology Assignment Agreement, dated November 30, 2009, between the Registrant and The Dow Chemical Company.
10.11^	Contribution Assignment and Assumption Agreement, dated November 30, 2009, between the Registrant and The Dow Chemical Company.
10.12†	Subcontract Agreement, effective September 11, 2009, between the Registrant, as assignee of the Dow Chemical Company, and Science Applications International Corporation.
10.13†	Cost Plus Fixed Fee Agreement, dated July 30, 2010, between the Registrant and the United States Department of Health and Human Services.
10.14^	Credit Agreement, dated May 1, 2012, between the Registrant and Wells Fargo Bank, National Association.
10.15^	Security Agreement, dated May 1, 2012, between the Registrant and Wells Fargo Bank, National Association.
10.16^	Revolving Line of Credit Note, dated May 1, 2012, between the Registrant and Wells Fargo Bank, National Association.
10.17^	Security Agreement, dated June 24, 2013, between the Registrant and Wells Fargo Bank, National Association.
10.18^	Revolving Line of Credit Note, dated June 24, 2013, between the Registrant and Wells Fargo Bank, National Association.
10.19^	Securities Account Control Agreement, dated June 24, 2013, between the Registrant and Wells Fargo Bank, National Association.
10.20+^	Executive Employment Agreement, dated June 20, 2014, between the Registrant and Bertrand C. Liang.

Exhibit Number	Description of Exhibit
10.21+^	Executive Employment Agreement, dated June 20, 2014, between the Registrant and Paul A. Wagner.
10.22+^	Executive Employment Agreement, dated June 20, 2014, between the Registrant and Patricia Lady.
10.23+^	Executive Employment Agreement, dated June 20, 2014, between the Registrant and Patrick K. Lucy.
10.24+^	Executive Employment Agreement, dated June 20, 2014, between the Registrant and Henry W. Talbot.
10.25†	Contract Agreement, dated September 27, 2012, between the Registrant and the National Institutes of Health.
10.26+^	Offer Letter, dated December 10, 2009, as amended, between the Registrant and Charles Squires.
10.27+^	Executive Incentive Compensation Plan.
21.1^	List of Subsidiaries of Pfenex Inc.
23.1^	Consent of Haskell & White LLP.
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1^	Power of Attorney
99.1^	Director Designee Consent of William Rohn.
99.2^	Director Designee Consent of Phillip Schneider.

^	Previously filed.
*	To be filed by amendment.
+	Indicates a management contract or compensatory plan.
†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.